Exhibit 99.1


                    MID PENN BANCORP, INC. DECLARES DIVIDEND
              AND REPORTS FIRST QUARTER EARNINGS INCREASE OF 13.6%

         (Millersburg, PA) - The Board of Directors of Mid Penn Bancorp, Inc. (AMEX: MBP), parent company of Mid Penn Bank, declared a quarterly cash dividend of 20 cents per share, payable Monday, May 22, 2006, to shareholders of record Wednesday, May 10, 2006.

         Mid Penn Bancorp, Inc. also announced earnings for the first quarter of 2006 of $1,155,000 compared to $1,017,000 earned in the first quarter of 2005, an increase of 13.6%. Earnings per share were $.34 per share compared to $.30 per share for the first quarter of 2005. The increase in net income was largely due to increased net interest income. During the quarter, the Bank incurred early withdrawal penalties of $92,000 on a block of longer-term investment certificates of deposit which management chose to redeem prior to maturity in order to reinvest the proceeds at higher current interest rates. This expense was offset by a $152,000 gain that was realized on the sale of a parcel of other real estate held by the Bank.

         Total assets at the end of the first quarter of 2006 were approximately $441 million, versus $403 million the prior year, an increase of 9.4%. Total loans of $317 million increased by $36 million or 12.8% at March 31, 2006, compared to the prior year. Total deposits as of the same date were $323 million compared to $299 million the prior year, an increase of 8%.

         Mid Penn Bank has been an independently owned community bank since 1868 offering a full line of business, personal and trust services.

         Mid Penn Bancorp, through its subsidiary, Mid Penn Bank, operates 12 offices in Dauphin, Northumberland, Schuylkill, and Cumberland Counties. For more information, visit Mid Penn's website at www.midpennbank.com and view the Investor Relations page where comprehensive investor information is available concerning Mid Penn Bancorp, Inc.